Exhibit 8(c)
LEHMAN BROTHERS FUNDS, INC.

ADMINISTRATION AGREEMENT




						August 2, 1993



The Boston Company Advisors, Inc.
One Boston Place
Boston, Massachusetts  02108

Ladies and Gentlemen:

	Lehman Brothers Funds, Inc. (the "Company"), a Maryland corporation organized under the laws of the State of Maryland, confirms its agreement with The Boston Company Advisors, Inc. ("Boston Advisors") regarding administration services to be provided by Boston Advisors to each investment fund offered by the Company or to be offered in the future (individually, a "Fund" and collectively, the "Funds"). Boston Advisors agrees to provide services upon the following terms and conditions:

	1.	Appointment.

	The Company desires to employ and hereby appoints Boston Advisors to act as the administrator of each Fund. Boston Advisors accepts this appointment and agrees to furnish the services for the compensation set forth below.

	2.	Services.

	(a)	As administrator, and subject to the supervision of the Company's
Board of Directors, Boston Advisors will assist in supervising all aspects of the operations of the Funds, other than those functions which are to be performed by the other service providers to the Funds. Boston Advisors' responsibilities include:

	(i)	Providing the supervision of the operation of an automated data processing system to process purchase and redemption orders;

	(ii)	Providing information concerning the Funds to their shareholders of record; distributing regular written communications to their record shareholders such as dividend letters and listings of each Fund's portfolio securities; and handling shareholder inquiries; and

	(iii)	Supervising the services of employees ("shareholder
representatives") whose principal responsibility and function shall be to preserve and strengthen the Company's relationships with its shareholders.

	(b)	Boston Advisors will prepare reports to the Funds' shareholders and prepare tax returns and reports to and filings with the Securities and Exchange Commission.

	(c)	Boston Advisors will compute the respective net asset value per share of each of the Funds on each business day.

	(d)	Boston Advisors shall be responsible for the maintenance of the registration or qualification of the shares of the Funds for sale under state securities laws. Payment of share registration fees and any fees for qualifying or continuing the qualification of the Company as a dealer or broker shall be made by the Company.

	(e)	Boston Advisors shall provide the services of certain persons who may be elected as directors or appointed as officers of the Company by the Board of Directors.

	3.	Compensation.

	In consideration of services rendered pursuant to this Agreement, each Fund will pay Boston Advisors on the first business day of each month a fee for the previous month at the annual rate of .20% of the value of such Fund's average daily net assets. The fee for the period from the date a Fund commences its investment operations to the end of the month during which the Fund commences its investment operations will be prorated according to the proportion that the period bears to the full monthly period. Upon any termination of this Agreement with respect to a Fund before the end of any month, the fee for such part of a month will be prorated according to the proportion that the period bears to the full monthly period and will be payable upon the date of termination of this Agreement with respect to the Fund. For the purpose of determining fees payable to Boston Advisors, the value of a Fund's net assets will be computed at the times and in the manner specified in the prospectus and/or the statement of additional information describing the Fund filed with the Securities and Exchange Commission.

	4.	Expenses.

	Boston Advisors will bear all expenses in connection with the performance of its services under this Agreement. Each Fund will bear certain other expenses to be incurred in its operation, including, but not limited to: costs incurred in connection with the Company's organization; investment advisory and administration fees for necessary professional and brokerage services; fees for any pricing service; the costs of regulatory compliance; and the costs associated with maintaining the Company's legal existence; and the costs of corresponding with shareholders of the Fund.



	5.	Reduction of Fee.

	If in any fiscal year of a Fund, the aggregate expenses of the Fund (including fees pursuant to this Agreement and the Company's investment advisory agreement relating to the Fund, but excluding interest, taxes, brokerage fees, and, if permitted by the relevant state securities commissions, extraordinary expenses or other expenses) exceed the expense limitations of any state having jurisdiction over the Fund, Boston Advisors will reduce its fee to the Fund for that excess expense, to the extent required by state law in the same proportion as its administration fee bears to the Fund's aggregate fees for investment advice and administration. A fee reduction pursuant to this paragraph 5, if any, will be estimated, reconciled and paid on a monthly basis.

	6.	Standard of Care.

	Boston Advisors will exercise its best judgment in rendering the services listed in paragraph 2 above. Boston Advisors will not be liable for any error of judgment or mistake of law or for any loss suffered by a Fund in connection with the matters to which this Agreement relates, except that nothing in this Agreement may be deemed to protect or purport to protect Boston Advisors against liability to the Company or to shareholders of the Fund to which Boston Advisors would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of Boston Advisors' reckless disregard of its obligations and duties under this Agreement.

	7.	Term of Agreement.

	(a) This Agreement will become effective with respect to a Fund as of the date the Fund commences its investment operations and will continue in effect until terminated in accordance with paragraph 7(b).

	(b) This Agreement is terminable with respect to a Fund, without penalty, on 60 days' written notice, by the Board of Directors of the Company or by vote of holders of a majority of the Fund's outstanding voting securities, or upon 90 days' written notice, by Boston Advisors.

	8.	Service to Other Companies or Accounts.

	(a) The Company understands that Boston Advisors now acts, will continue to act and may act in the future as investment adviser to fiduciary and other managed accounts, and as investment adviser, sub-investment adviser and/or administrator to other investment companies, and the Company has no objection to Boston Advisors so acting, provided that whenever a Fund and one or more fiduciary and other managed accounts or other investment companies advised by Boston Advisors have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a formula believed by Boston Advisors to be equitable to each company.

	(b) The Company understands that the persons employed by Boston Advisors to assist in the performance of Boston Advisors' duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement will be deemed to limit or restrict the right of Boston Advisors or any affiliate of Boston Advisors to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

	9.	Representation by the Company.

	The Company represents that a copy of the Amended Articles of Incorporation are on file with the Secretary of the State of Maryland.

	10.	Limitation of Liability.

	The execution and delivery of this Agreement have been authorized by the Directors and signed by an authorized officer of the Company. No Fund will be liable for any claims against any other Fund.

	11.	Governing Law.

	This agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.





	If the foregoing is in accordance with your understanding, kindly indicate your acceptance of this Agreement by signing and returning to us the enclosed copy of this Agreement.

		Very truly yours,

		LEHMAN BROTHERS FUNDS, INC.



		By:/s/ Deepak Chowdhury
		   Name: Deepak Chowdhury
		   Title: President


Accepted:


THE BOSTON COMPANY ADVISORS, INC.



By:/s/ Peter Gallary
   Name: Peter Gallary
   Title: President




SHARED\GLOBAL\LEHMBROS\AGRMTS\ADMIN.DOC